Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Fourth Quarter 2015 Financial Results

Highlights for Fourth Quarter 2015 and Recent Developments

•	Quarterly cash distribution increased to $0.4025 per unit

•	Adjusted EBITDA of $14.3 million and distributable cash flow of $14.1 million, resulting in 1.08x distribution coverage ratio

•	Net income of $12.1 million, or $0.37 per common unit

•	Acquired storage and transportation assets for $62.5 million from Green Plains Inc. on Jan. 1, 2016

OMAHA, Neb., Feb. 10, 2016 (GLOBE NEWSWIRE) - Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the fourth quarter of 2015. The partnership reported adjusted EBITDA of $14.3 million and distributable cash flow of $14.1 million, indicating a 1.08x coverage ratio of the fourth quarter distribution. Fourth quarter 2015 net income was $12.1 million, or $0.37 per common unit.

“The partnership finished the year strongly driven by record throughput volumes from Green Plains Inc.,” said Todd Becker, president and chief executive officer of Green Plains Partners. “We expect storage and transportation revenues to continue to grow following the acquisition of the Hopewell and Hereford storage and transportation assets. The underlying growth of our business is on track as evidenced by the increase in our cash distribution per unit after only two quarters in business.”

Liquidity and Capital Expenditures

Total liquidity as of Dec. 31, 2015, was $116.4 million, including $16.4 million in cash and cash equivalents, and $100 million under the partnership’s revolving credit facility. The partnership incurred growth capital expenditures of $0.4 million and minimal maintenance capital expenditures for the fourth quarter of 2015.

Quarterly Distribution

On Jan. 21, 2016, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.4025 per unit on all outstanding common and subordinated units, or $1.61 per unit on an annualized basis, for the fourth quarter of 2015. This distribution represents a 0.25 cent increase over the partnership’s previous quarterly distribution of $0.40 per unit. The distribution will be paid on Feb. 12, 2016, to unitholders of record at the close of business on Feb. 5, 2016.

Fourth Quarter 2015 Conference Call Information

On Feb. 11, 2016, Green Plains Partners and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss fourth quarter 2015 financial results. Domestic and international participants can access the conference call by dialing 888.293.6979 and 719.325.2234, respectively. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation can be accessed on Green Plains Partners’ website at http://ir.greenplainspartners.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company processes 12 million tons of corn annually, producing over 1.2 billion gallons of ethanol, approximately 3.4 million tons of livestock feed and 275 million pounds of industrial grade corn oil at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

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Forward-Looking Statements

This news release may include forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others, that Green Plains Partners’ business plans may change as circumstances warrant because of general market conditions or other factors. Such statements are based on current expectations, forecasts and projections, including but not limited to, anticipated financial and operating results, plans, objectives, expectations and intentions that are not historical in nature. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Green Plains Partners’ SEC filings. Forward-looking statements should not be read as a guarantee of future performance or results, and may not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Green Plains Partners undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues
Affiliate	$20,654	$1,092	$42,549	$4,359
Non-affiliate	2,032	2,196	8,388	8,484

Total revenues	22,686	3,288	50,937	12,843

Operating expenses
Operations and maintenance	7,518	7,915	29,369	26,424
General and administrative	1,484	466	3,114	1,403
Depreciation and amortization	1,433	1,381	5,787	5,544

Total operating expenses	10,435	9,762	38,270	33,371

Operating income (loss)	12,251	(6,474)	12,667	(20,528)

Other income (expense)
Interest income	23	21	86	75
Interest expense	(154)	(37)	(381)	(138)

Total other income (expense)	(131)	(16)	(295)	(63)

Income (loss) before income tax benefit	12,120	(6,490)	12,372	(20,591)
Income tax benefit	(10)	(2,450)	(4,009)	(7,758)

Net income (loss)	$12,130	$(4,040)	$16,381	$(12,833)
Net loss attributable to MLP predecessor	—	(4,040)	(6,628)	(12,833)

Net income attributable to the partnership	$12,130	$—	$23,009	$—

Net income attributable to partners’ ownership interest
General partner	$242		$460
Limited partners - common unitholders	5,946		11,278
Limited partners - subordinated unitholders	5,942		11,271
Earnings per limited partner unit (basic and diluted):
Common units	$0.37		$0.71

Subordinated units	$0.37		$0.71

Weighted avg. units outstanding (basic and diluted):
Common units	15,900		15,897

Subordinated units	15,890		15,890

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The partnership’s results of operations are not comparable to periods prior to its initial public offering on July 1, 2015, when the storage and transportation agreements between the partnership and Green Plains Trade became effective. The ethanol storage and transportation assets that were contributed by Green Plains are recognized at historical cost and reflected retroactively in the consolidated financial statements, along with related expenses, such as depreciation, amortization and railcar lease expenses. There were no revenues related to these assets in the consolidated financial statements for periods before July 1, 2015. Periods ended on or before June 30, 2015, also include the activities of BlendStar LLC, which provides terminal and trucking services for Green Plains Trade as well as third parties.

Selected Operating Data

GREEN PLAINS PARTNERS LP

SELECTED OPERATING DATA

(in mmg, except railcar capacity billed)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Product volumes
Storage and throughput services(1)	248.8	—	464.4	—
Terminal services:
Affiliate	25.4	26.6	107.4	109.9
Non-affiliate	51.7	55.4	214.2	214.8

	77.1	82.0	321.6	324.7
Railcar capacity billed (daily avg. mmg)(1)(2)	63.6	—	64.0	—

(1)	Volumetric data for periods before July 1, 2015, is not considered meaningful.
(2)	Full-year railcar capacity is based on capacity since July 1, 2015, when commercial agreement became effective.

Results of Operations

Revenues

Revenues from storage and throughput services and railcar capacity billed were $12.3 million and $6.8 million, respectively, for the three months ended Dec. 31, 2015, of which there were no comparable revenues for the same quarter last year.

Revenues from storage and throughput services increased $1.5 million for the fourth quarter of 2015 compared with revenues of $10.8 million for the third quarter of 2015 due to higher ethanol volumes, which increased 33.3 million gallons for fourth quarter of 2015. This was modestly offset by decreased revenues related to railcar capacity billed of $0.2 million compared with the third quarter of 2015 related to fewer railcars in service due to scheduled maintenance. Railcar capacity billed decreased 0.7 million gallons for the fourth quarter of 2015 from 64.3 million gallons for the third quarter of 2015. Contracted railcar capacity increased to 69.5 million gallons as of Dec. 31, 2015, with a fleet of approximately 2,300 leased railcars.

Expenses

Operations and maintenance expenses decreased $0.4 million for the three months ended Dec. 31, 2015, compared with the same period last year. The decrease was primarily attributable to lower railcar lease expenses, partially offset by increased wages and fuel costs associated with trucking transportation services. General and administrative expenses increased $1.0 million for the three months ended Dec. 31, 2015, compared with the same period for 2014, due to transaction costs related to the acquisition of the Hopewell and Hereford storage and transportation assets and additional expenses attributable to being a public company.

Operations and maintenance expenses decreased $0.2 million for the fourth quarter of 2015 compared with the third quarter of 2015 due to expenses related to scheduled plant maintenance in the prior period. General and administrative expenses increased $0.5 million for the fourth quarter of 2015 compared with the third quarter of 2015 due to transaction costs and professional fees related to being a public company.

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Consolidated Financial Position

GREEN PLAINS PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets	$33,919	$12,036
Property and equipment, net	35,415	37,926
Other assets	20,217	30,030

Total assets	$89,551	$79,992

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$13,603	$1,681
Long-term debt	8,100	8,100
Other liabilities	2,337	2,904

Total liabilities	24,040	12,685
Partners’ capital	65,511	67,307

Total liabilities and partners’ capital	$89,551	$79,992

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information to compare the partnership’s performance with other publicly traded partnerships.

Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs, minimum volume commitment deficiency payments, unit-based compensation expense and net gains or losses on asset sales. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, cash paid for income taxes and maintenance capital expenditures.

Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income, operating income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results. Furthermore, distributable cash flow should not be considered in isolation or as an alternative to cash from operations or any other measure of liquidity presented in accordance with GAAP.

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GREEN PLAINS PARTNERS LP

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income (loss)	$12,130	$(4,040)	$16,381	$(12,833)
Interest expense	154	37	381	138
Income tax benefit	(10)	(2,450)	(4,009)	(7,758)
Depreciation and amortization	1,433	1,381	5,787	5,544
Transaction costs	507	—	907	—
Unit-based compensation expense	43	—	67	—

Adjusted EBITDA	$14,257	$(5,072)	$19,514	$(14,909)

Less:
Interest paid and payable	99
Maintenance capital expenditures	40

Distributable cash flow(1)	$14,118

Distribution declared(2)	$13,057

Coverage ratio	1.08x

(1)	Distributable cash flow for periods before July 1, 2015, is not considered meaningful.
(2)	Represents distributions declared for the applicable quarter and paid in the subsequent quarter.

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

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